Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statements No. 333-149144, No. 333-185230, No. 333-193034 and No. 333-249717 on Form S-8 of our report dated March 15, 2021, with respect to the consolidated financial statements of Silicom Ltd. and its subsidiaries.

/s/ Somekh Chaikin
Member Firm of KPMG International
Tel Aviv, Israel
April 27, 2022